Exhibit (a)(5)(Y)

NOTICE OF A TEL AVIV STOCK EXCHANGE MEMBER TO THE ISRAELI COORDINATOR

(Informal English Translation)

To:

Mylan N.V. (the “Offeror”)

Via: Israel Brokerage & Investments I.B.I Ltd.

Re: Ordinary Shares of Perrigo Company plc (the “Company”)

I refer to the Offer to Exchange dated September 14, 2015, whereby the Offeror offered to purchase Ordinary Shares, par value € 0.001 each, of the Company, as detailed therein (the “Offer to Exchange” and the “Tender Offer”, respectively).

Whereas we have received acceptance notices from holders with respect to an aggregate amount of                  Ordinary Shares par value € 0.001 of the Company (the “Acceptance Shares”), now therefore, we hereby submit an acceptance notice of a TASE Member with respect to such Acceptance Shares, and an undertaking to transfer such shares to the Offeror.

We hereby declare and undertake that the Acceptance Shares are free and clear of any lien, attachment, debt, pledge or any third party right on the date of giving this notice of acceptance, and that these Acceptance Shares will be in such condition on the date of their transfer to the name of the Offeror as is required by the Offer to Exchange.

If the Tender Offer will be accepted by the Offeror, please transfer the consideration for such Acceptance Shares to our account at the TASE Clearing House.

We are aware that a condition precedent to the purchase of the Acceptance Shares by the Offeror and for the payment of the related consideration in accordance with the Offer to Exchange, is the accuracy of this declaration, on which the Offeror relies in its purchase.

Name of the TASE Member

Number of the TASE Member

Signature and Seal

Date

[FORM OF NOTICE]

NOTICE OF A BENEFICIAL HOLDER TO ITS TASE MEMBER

To: Mylan N.V. (the “Offeror”)

Via: Israel Brokerage & Investments I.B.I Ltd.

Re: Ordinary Shares of Perrigo Company plc (the “Company”)

I refer to the Offer to Exchange of the Offeror dated September 14, 2015, whereby the Offeror offered to purchase Ordinary Shares par value € 0.001 of the Company as detailed therein (the “Offer to Exchange” and the “Tender Offer”, respectively).

Whereas I own and hold, through you, in Deposit No.              at your branch no.             , Ordinary Shares par value € 0.001 of the Company, and whereas I wish to accept the Offer to Exchange, now therefore, a notice of acceptance and an undertaking to transfer                  shares1 of the Company that are in my possession (the “Acceptance Shares”) to the Offeror are hereby delivered.

I hereby declare and undertake that the Acceptance Shares are free and clear of any pledge, attachment, debt, lien or any third party right on the date of giving this notice of acceptance, and that these Shares will be in that condition on the date of their transfer in the name of the Offeror according to the Offer to Exchange.

Please transfer the consideration for the Shares (subject to withholding taxes, as applicable2) to my account as detailed above.

I am aware that a condition precedent for the purchase of the Shares by the Offeror and for the payment of their consideration in accordance with the Offer to Exchange, is the accuracy of this declaration, on which the Offeror relies in its purchase.

ID No. / Company number

Full name

Signature

[1]	Please insert the maximum number of shares in respect of which the notice is given, i.e. – the total number of shares in such securities deposit, or such smaller amount that the holder wishes to tender. If the number stated above exceeds the number of shares held by the holder in such deposit, then the holder will be considered to deliver a notice of acceptance in respect of the entire number of shares held by him in such deposit.
[2]	The deduction of tax at source will be performed by the TASE member, in accordance with the law.